Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of December 9, 2021, by and among YOSHIHARU GLOBAL CO., a Delaware corporation (the “Company”), YOSHIHARU HOLDINGS CO., a California corporation (“HoldCo”) and JAMES CHAE, an individual (the “Stockholder”).

RECITALS:

WHEREAS, the Stockholder owns one hundred percent (100%) of the issued and outstanding shares of capital stock of HoldCo as set forth on Schedule A attached hereto (the “Entity Capital Stock”);

WHEREAS, the Company was incorporated in Delaware on December 9, 2021, and as of the date hereof, has no operations;

WHEREAS, the Company desires to acquire the Entity Capital Stock in exchange for the issuance by the Company to the Stockholder of an aggregate of 9,450,900 newly-issued shares of the Company’s Class A common stock, par value $0.0001 per share (the “Company Common Stock”) as set forth on Schedule A attached hereto (the “Exchange”); and

WHEREAS, the parties hereto intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(l)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE 1

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE STOCKHOLDER

As an inducement to, and to obtain the reliance of the Company, the Stockholder hereby respectively represents and warrants as of the Closing Date hereof (as defined below) as follows:

Section 1.01 Enforceability. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.02 Organization. HoldCo is duly organized, validly existing, and in good standing under the laws of California and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of HoldCo’s charter. HoldCo has taken all actions required by law, from its respective charters, or otherwise to authorize the execution and delivery of this Agreement.

Section 1.03 Capitalization. The authorized capitalization of HoldCo consists of 50,000,000 shares of common stock, par value $[ ] per share. All of such shares of Entity Capital Stock are issued and outstanding in favor of Stockholder in the proportions set forth on Schedule A attached hereto. The issued and outstanding shares are legally issued, fully paid and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.04 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued shares of the capital stock of HoldCo.

Section 1.05 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which HoldCo is a party or to which any of its assets, properties or operations are subject.

Section 1.06 Compliance With Laws and Regulations. To the best of the Stockholder’s knowledge, HoldCo has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of HoldCo or except to the extent that noncompliance would not result in the occurrence of any material liability for HoldCo.

ARTICLE 2

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of the Stockholder, the Company represents and warrants, as of the Closing Date, as follows:

Section 2.01 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.02 Organization. The Company is duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s charter. The Company has taken all actions required by law, from its charter, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal right and has taken all action required by law, its charter, and otherwise to consummate the transactions herein contemplated.

Section 2.03 Capitalization. The Company’s authorized capitalization consists of fifty million (50,000,000) shares of common stock, of which 49,000,000 are designated as Class A common stock of which zero shares are issued or outstanding and 1,000,000 are designated as Class B common stock, of which zero shares are issued and outstanding. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued shares of the Company’s capital stock.

Section 2.04 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 2.05 Approval of Agreement. The board of directors of the Company has unanimously authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

ARTICLE 3

PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Stockholder, by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Entity Capital Stock, constituting all of the shares of capital stock, including, without limitation, voting power of HoldCo. In exchange for the transfer of the Entity Capital Stock by the Stockholder to the Company, the Company shall issue and deliver share certificates representing an aggregate of 9,450,900 shares of the Company Common Stock to the Stockholder in the proportions set forth on Schedule A attached hereto. As a result of the Exchange as contemplated herein, the Stockholder will beneficially own 100% of the voting capital stock of the Company on the Closing Date. On the Closing Date, the Stockholder shall surrender its respective certificates representing the Entity Capital Stock to the Company, the Company’s counselor to the Company’s registrar or transfer agent. Upon consummation of the transaction contemplated herein, all of the shares of Entity Capital Stock shall be held by the Company. Upon consummation of the transaction contemplated herein there shall be 9,450,900 shares of the Company Common Stock issued and outstanding.

Section 3.02 Closing Events. On the first business day following the satisfaction by all parties of the conditions precedent set forth in Article V and Article VI herein (the “Closing Date”), the Company and the Stockholder, at the Company’s principal office, shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opm1ons, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.03 Termination. This Agreement may be terminated by the board of directors of the Company or by any Stockholder only in the event that the Company or any Stockholder fails to meet the conditions precedent set forth in Articles V and VI herein. If this Agreement is terminated pursuant this Section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

ARTICLE 4

SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. The Company and the Stockholder will each afford to the officers and authorized representatives of the other party, as applicable, full access to the properties, books and records of the Company and HoldCo, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company and HoldCo, as the case may be, as the other shall from time to time reasonably request.

Section 4.02 Delivery of Books and Records. On or prior to the Closing Date, the Stockholder shall deliver to the Company the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of HoldCo. The Company shall deliver to Stockholder the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of now in the possession of the Company or its representatives.

Section 4.03 Third Party Consents and Certificates. The Company and the Stockholder hereby agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 The Acquisition of the Company Common Stock. The Company and the Stockholder acknowledge and agree that the consummation of this Agreement including the issuance of the Company Common Stock in exchange for the Entity Capital Stock as contemplated hereby constitutes the offer and sale of securities under the Securities Act of 1933, as amended and applicable state statutes. The Company and the Stockholder agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In connection with the transactions contemplated by this Agreement, the Company and the Stockholder shall file, with the assistance of the others and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the States where the Stockholder is domiciled or are otherwise required to file such notices, applications, reports or other instruments unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b) In order to more fully document reliance on the exemptions as provided herein, the Stockholder and the Company shall execute and deliver to the others, at or prior to the Closing Date, such further letters of representation, acknowledgment, suitability, or the like as their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c) The Stockholder acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Stockholder in this Agreement shall be true at the Closing Date. The Stockholder shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Stockholder prior to or on the Closing Date.

Section 5.02 Good Standing. The Company shall have received certificates of good standing (or the equivalent from the appropriate authority in the California), dated within five (5) business days prior to the Closing Date certifying that HoldCo is in good standing as corporations in the State of California.

Section 5.03 Approval by Stockholder. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding Entity Capital Stock, including, without limitation voting power, of HoldCo.

Section 5.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.05 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of HoldCo after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.06 Other Items. The Company shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF HOLDCO AND THE STOCKHOLDER

The obligations of HoldCo and the Stockholder under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Company shall be true at the Closing Date. The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

Section 6.02 Good Standing. The Stockholder shall have received certificates of good standing (or the equivalent from the appropriate authority in the Delaware), dated within five (5) business days prior to the Closing Date certifying that the Company is in good standing as a corporation in the State of Delaware.

Section 6.03 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.05 Other Items. The Stockholder shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Stockholder may reasonably request.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Brokers. The Company and the Stockholder agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and the Stockholder agree to indemnify the other against any claim by any third person other than the described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of California.

Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by facsimile, overnight counter or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:	Yoshiharu Global Co.
6940 Beach Blvd., Suite D-705,
Buena Park, CA 90621
Telephone:

lf to Stockholder, to:	James Chae
Telephone: (213) 272-1780

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section 7.04 Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section 7.05 Third Party Beneficiaries. This Agreement is strictly between the Company and the Stockholder and, except as specifically provided herein, no director, officer, stockholder (other than the Stockholder), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.06 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one (1) year.

Section 7.07 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.08 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.09 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Severability. Each provision of this Agreement is severable and distinct from the others. The Parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law. If one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality or enforceability of the remaining provisions contained herein shall continue to be effective and shall not be affected or impaired in any way, subject to the operation of this clause not negating the commercial intent and purpose of the Parties under this Agreement.

[Remainder of page intentionally left blank. Signatures to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first- above written.

Yoshiharu Global Co., a Delaware corporation

By:	/s/ James Chae
Name:	James Chae
Title:	Chairman of the Board of Directors, President and Chief Executive Officer and Principal Executive Officer

Yoshiharu Holdings Co., a California corporation

By:	/s/ James Chae
Name:	James Chae
Title:	CEO and President

James Chase, an individual

/s/ James Chae
Name:	James Chae

SCHEDULE A

Stockholder	Ownership of shares of HoldCo Common Stock prior to the consummation of this Agreement	Ownership of shares of the Company Common Stock following the consummation of this Agreement
James Chae	9,450,900 shares (100%)	9,450,900 shares (100%)